Exhibit 14.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Tikcro Technologies Ltd.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-212579) pertaining to the 2003 Stock Option Plan, as amended, of Tikcro Technologies Ltd. of our report dated April 30, 2019, with respect to the financial statements of Tikcro Technologies Ltd. as of December 31, 2018 and for each of the two years in the period ended December 31, 2018, which report is included in this Annual Report on Form 20-F for the year ended December 31, 2019.

/s/ Kost, Forer Gabbay & Kasierer
June 1, 2020	KOST, FORER GABBAY and KASIERER
Tel-Aviv, Israel	A Member of EY Global